Exhibit 10.1

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (this “Agreement”), is made, entered into and effective as of June 12, 2006 (the “Effective Date”), by and between DIEBOLD, INCORPORATED (the “Company”), located at 5995 Mayfair Road, North Canton, Ohio 44720 and MICHAEL J. HILLOCK (“Hillock”), residing at 8262 Oxford Chase Circle NW, Massillon, OH 44646.

WITNESSETH:

WHEREAS, Hillock is President, Diebold International;

WHEREAS, Hillock has determined that, on December 31, 2006 (the “Retirement Date“), he shall resign from any and all offices of the Company, and any other position, office or directorship of any other entity for which Hillock was serving at the request of the Company, and, in addition, shall resign and retire from his employment with the Company; and

WHEREAS, the Company accepts Hillock’s resignations and retirement as of the date referenced above; and

WHEREAS, the Company and Hillock desire to set forth the payments and benefits that Hillock will be entitled to receive from the Company in connection with the cessation of his employment with the Company; and

WHEREAS, the Company and Hillock wish to resolve, settle and/or compromise certain matters, claims and issues between them, including, without limitation, Hillock’s resignation from the offices he held and from his employment with the Company.

NOW, THEREFORE, in consideration of the promises and agreements contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and intending to be legally bound, the Company and Hillock hereby agree as follows:

1. Resignation. Hillock hereby resigns, effective on the Retirement Date, his position as President, Diebold International. Hillock further resigns, effective on the Retirement Date: (a) from all other offices of the Company to which he has been elected by the Board of Directors of the Company (or to which he has otherwise been appointed), (b) from all offices of any entity that is a subsidiary of, or is otherwise related to or affiliated with, the Company, (c) from all administrative, fiduciary or other positions he may hold with respect to arrangements or plans for, of or relating to the Company, and (d) from any other directorship, office, or position of any corporation, partnership, joint venture, trust or other enterprise (each, an “Other Entity”) insofar as Hillock is serving in the directorship, office, or position of the Other Entity at the request of the Company. Hillock further resigns and retires, effective the Retirement Date, from his employment with the Company, and its subsidiaries and related or affiliated companies. The Company hereby consents to and accepts said resignations. Hillock agrees and understands that the Company may, in its sole discretion, reassign Hillock or place him on paid leave prior to December 31, 2006 should the Company determine same to be appropriate. In such event, Hillock will retire effective on the Retirement Date.

2. Additional Compensation and Benefits. In consideration of the promises made by Hillock in this Agreement and subject to the conditions hereof, the Company agrees to the following:

a. Severance Payment. Hillock will be entitled to receive severance payments as follows: (i) on the six-month anniversary of the Retirement Date (the “Initial Payment Date”), Hillock will be paid a lump sum amount equal to six times his regular base monthly salary as of the Retirement Date; and (ii) following the Initial Payment Date and for a period of twelve months, Hillock will continue to receive, in accordance with the Company’s regular payroll practices, an amount equivalent to 100% of his regular base salary as of the Retirement Date in semi-monthly payments, via direct deposit account.

b. Deferred Compensation. Any amounts held for and on behalf of Hillock under the Amended and Restated 1992 Deferred Incentive Compensation Plan for Diebold, Incorporated or the 2005 Deferred Incentive Compensation Plan for Diebold, Incorporated, shall be distributed according to the terms and conditions of said Plans and shall be based on the termination of his employment as of the Retirement Date; provided, however, that the initial payment will be made on the Initial Payment Date. Any amounts paid hereunder shall be subject to applicable payroll tax deductions.

c. Stock Options and Restricted Stock Units. In 2006, Hillock shall be granted an option to purchase 6,000 common shares of the Company at a price equal to the fair market value of the Company’s common shares on the date of the grant. In 2006, Hillock shall also be granted 500 restricted stock units (“RSUs”). Hillock shall not be eligible for any other additional grants of stock options or restricted stock units (“RSUs”). Hillock’s rights with respect to stock options and RSUs granted to him prior to the Retirement Date shall be governed by the terms and conditions of the Company’s 1991 Equity and Performance Incentive Plan (As Amended and Restated as of February 15, 2006) (the “1991 Plan”), based on his retirement as of the Retirement Date. Any compensation paid to Hillock with respect to stock options and RSUs will be subject to applicable payroll tax deductions.

d. Long Term Executive Incentive Plan. Subject to the applicable Performance Share Agreement, Hillock shall remain eligible to receive additional compensation under the 1991 Plan as follows: (i) he shall be eligible to receive that amount that would be payable to him under the 2004-2006 Performance Share Agreement; (ii) he shall remain eligible for 66.66 % of that amount that would be payable to him under the 2005-2007 Performance Share Agreement; and (iii) he shall remain eligible for 33.33 % of that amount that would be payable to him under the 2006-2008 Performance Share Agreement. For the 2006-2008 Performance Share Agreement, the target number of performance shares for which Hillock may be eligible is 3,333. Any amounts paid hereunder shall be subject to applicable payroll tax deductions. Hillock shall not be eligible for any performance share awards for any subsequent periods.

e. Annual Incentive Plan. Hillock shall be eligible to participate in the Annual Incentive Plan portion of the Executive Incentive Program applicable to him, subject to the terms and conditions of that plan. If any bonus is earned, the percentage to be paid under such plan (threshold, plan, or maximum) will be determined by the Company’s performance for fiscal year end 2006. Hillock shall not be eligible for participation in the Annual Incentive Plan portion of the Executive Incentive Program after the 2006 bonus period.

f. Medical Coverage. From the Retirement Date until a Date eighteen months after the Initial Payment Date (the “Severance Period”), Hillock will be allowed to continue as a plan participant in the Diebold, Incorporated Associate Health Care Plan (the “Health Plan”), subject to the terms and conditions of the Health Plan, including, but not limited to, timely payment of any employee contributions necessary to maintain participation. During the eighteen months immediately following the Severance Period, Hillock will be entitled to an additional eighteen months of continued coverage under the Health Care Plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”), at the then-prevailing COBRA rates. Hillock will continue to be eligible for the Company-paid annual executive physical program through 2007.

g. Split Dollar Agreement. At the Retirement Date, Hillock will have no further interest in or entitlement to any benefits under any Split Dollar Agreement that was provided by the Company.

h. Country Club Membership. At the Retirement Date, Diebold shall grant to Hillock the Diebold Brookside Country Club membership stock certificate currently in his possession, subject to applicable payroll taxes.

i. Automobile. At the Retirement Date, Hillock shall either (i) return the Company-provided vehicle to the Company, or (ii) purchase said vehicle as is for $3,748.26, payable in full at the Retirement Date, plus sales tax based on fair market value as of date of sale.

j. Professional Fees. The Company and Hillock acknowledge and agree that each shall be responsible for the payment of their respective legal fees and costs (and related disbursements) incurred in connection with Hillock’s resignation and all matters relating to the negotiation and execution of the releases, employment terms and all other matters covered by this Agreement.

k. Financial Services. Hillock shall continue to receive those financial advisory and taxation services that, prior to the Effective Date, were provided to him at the Company’s expense through 2007, and shall not be entitled to receive such services at the Company’s expense after 2007.

l. Outplacement Services. Diebold will pay Hillock $5,000.00 to be used at his discretion.

m. Retirement and 401(k) Plans. Hillock’s post-Retirement Date eligibility for benefits, if any, as a past employee of the Company under the Company’s Retirement Plan for Salaried Employees, 401(k) Savings Plan, and Supplemental Employee Retirement Plan (collectively, “Retirement Plans”) shall be as set forth in the respective Retirement Plan documents and shall be based on the involuntary termination of his employment as of the Retirement Date.

n. Business Expenses. As of the Retirement Date, Hillock will promptly pay any balance due on any Company credit card or other account used by him. The Company will either (i) reimburse Hillock for any pending, reasonable business-related credit card charge for which Hillock has not already been reimbursed provided Hillock files a proper Travel and Expense Report, or (ii) pay such charge directly to the card-issuing bank. Hillock hereby authorizes the Company to deduct from monies due Hillock under this Agreement any balance remaining on Hillock’s Company credit card account after such (i) reimbursement or (ii) direct payment.

o. Other Compensation and Benefits. Except as specifically set forth herein, no other compensation or benefits are due Hillock.

3. Non-Competition.

a. From the Retirement Date and continuing until twelve months after the end of the Severance Period (the “Restricted Period”), Hillock shall not, directly or indirectly, do or suffer to be done any of the following: own, manage, control or participate in the ownership, management, or control of, or be employed or engaged by or otherwise affiliated or associated as a consultant, independent contractor or otherwise with any other corporation, partnership, proprietorship, firm, association, or other business entity, or otherwise engage in any business, which is in competition with the Company’s business; provided, however, that the ownership of not more than one percent of any class of publicly-traded securities of any entity shall not be deemed a violation of this Paragraph 3. For purposes of this Agreement, the “Company’s business” shall mean any business in which the Company actively engages now or until the end of the Severance Period, and any business in which the Company has actively engaged in the two (2) year period prior to the date hereof, including, without limitation, the design, manufacture, assembly, distribution, sale, service or maintenance of those products listed in Exhibit A.

b. In the event Hillock shall violate any provision of this Paragraph 3 as to which there is a specific time period during which he is prohibited from taking certain actions or from engaging in certain activities as set forth in such provision, then, in such event, such violation shall toll the running of such time period from the date of such violation until such violation shall cease. The foregoing shall in no way limit the Company’s rights under Paragraph 8 of this Agreement.

c. Hillock has carefully considered the nature and extent of the restrictions upon him and the rights and remedies conferred upon the Company under this Paragraph 3 and this Agreement, and hereby acknowledges and agrees that the same are reasonable in time and territory, are designed to eliminate competition which otherwise would be unfair to the Company, do not stifle the inherent skill and experience of Hillock, would not operate as a bar to Hillock’s sole means of support, are fully required to protect the legitimate interests of the Company and do not confer a benefit upon the Company disproportionate to the detriment to Hillock. Hillock further acknowledges that his obligations in this Paragraph 3 are made in consideration of, and are adequately supported by the payments by the Company to Hillock described herein.

4. No Solicitation of Employees. During the Restricted Period, Hillock agrees that he will not: (i) employ, assist in employing, or otherwise associate in business with any person who is, or has been in the 12 month period prior to such individual’s association with Hillock an employee, officer or agent of the Company, or any of its affiliated, related or subsidiary entities, unless such employee was involuntarily terminated by the Company; or (ii) induce any person who is an employee, officer or agent of the Company, or any of its affiliated, related, or subsidiary entities to terminate such relationship.

5. Release by Hillock.

a. Hillock for himself and his dependents, successors, assigns, heirs, executors and administrators (and his and their legal representatives of every kind), hereby releases, dismisses, and forever discharges the Company from, and agrees to indemnify the Company against, any and all arbitrations, claims (including claims for attorney’s fees), demands, damages, suits, proceedings, actions and/or causes of action of any kind and every description, whether known or unknown, which Hillock now has or may have had for, upon, or by reason of any cause whatsoever (except that this release shall not apply to the obligations of the Company arising under this Agreement), against the Company (“Claims”), including but not limited to:

(i) any and all Claims, directly or indirectly, arising out of or relating to: (A) Hillock’s employment with the Company; and (B) Hillock’s resignation as President, Diebold International and any other position described in Paragraph 1 of this Agreement.

(ii) any and all claims of discrimination, including but not limited to claims of discrimination on the basis of sex, race, age, national origin, marital status, religion or disability, including, specifically, but without limiting the generality of the foregoing, any claims under the Age Discrimination in Employment Act, as amended (the “ADEA”), Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993 and Ohio Revised Code Chapter 4112;

(iii) any and all claims of wrongful or unjust discharge or breach of any contract or promise, express or implied; and

(iv) any and all claims under or relating to any and all employee compensation, employee benefit, employee severance or employee incentive bonus plans and arrangements; provided that he shall remain entitled to the amounts and benefits specified in Paragraph 2 above. Hillock agrees that he intends to release any and all worker compensation claims he may have against the Company by this Agreement, and further agrees to execute any documentation as may be reasonably required to perfect such release when presented to him by the Company.

b. Hillock understands and acknowledges that the Company does not admit any violation of law, liability or invasion of any of his rights and that any such violation, liability or invasion is expressly denied. The consideration provided under this Agreement is made for the purpose of settling and extinguishing all claims and rights (and every other similar or dissimilar matter) that Hillock ever had or now may have or ever will have against the Company to the extent provided in this Paragraph 5. Hillock further agrees and acknowledges that no representations, promises or inducements have been made by the Company other than as appear in this Agreement.

c. Hillock further understands and acknowledges that:

(i) The release provided for in this Paragraph 5, including claims under the ADEA to and including the date of this Agreement, is in exchange for the additional consideration provided for in this Agreement, to which consideration he was not heretofore entitled;

(ii) He has been advised by the Company to consult with legal counsel prior to executing this Agreement and the release provided for in this Paragraph 5, has had an opportunity to consult with and to be advised by legal counsel of his choice, fully understands the terms of this Agreement, and enters into this Agreement freely, voluntarily and intending to be bound;

(iii) He has been given a period of twenty-one days to review and consider the terms of this Agreement, and the release contained herein, prior to its execution and that he may use as much of the twenty-one day period as he desires; and

(iv) He may, within seven days after execution, revoke this Agreement. Revocation shall be made by delivering a written notice of revocation to the Vice President, Human Resources at the Company. For such revocation to be effective, written notice must be actually received by the Vice President and Chief Human Resources Officer at the Company no later than the close of business on the seventh day after Hillock executes this Agreement. If Hillock does exercise his right to revoke this Agreement, all of the terms and conditions of the Agreement shall be of no force and effect and the Company shall have no obligation to satisfy the terms or make any payment to Hillock as set forth in Paragraph 2 of this Agreement.

d. Hillock will never file a lawsuit or other complaint asserting any claim that is released in this Paragraph 5. In the event Hillock breaches this Paragraph 5.d, he agrees to indemnify the Company against any costs or expenses, including attorney fees, that the Company may incur in connection with such breach.

e. Hillock and the Company acknowledge that his resignation is by mutual agreement between the Company and Hillock, and that Hillock waives and releases any claim that he has or may have to reemployment.

f. For purposes of the above provisions of this Paragraph 5, the “Company” shall include its predecessors, subsidiaries, divisions, related or affiliated companies, officers, directors, stockholders, members, employees, heirs, successors, assigns, representatives, agents and counsel.

6. Confidential Information.

a. Hillock acknowledges and agrees that in the performance of his duties as an officer and employee of the Company, he was or may be brought into frequent contact with, had or may have access to, and/or became or may become informed of confidential and proprietary information of the Company and/or information that is a competitive asset of the Company (collectively, “Confidential Information”) and the disclosure of which would be harmful to the interests of the Company or its subsidiaries. Confidential Information shall include, without limitation: (i) customer and distributor information such as names, addresses, sales histories, purchasing habits, credit status, pricing levels, etc., (ii) certain prospective customer and distributor information lists, etc., (iii) product and systems specifications, schematics, designs, concepts for new or improved products and services and other products and services data, (iv) product and material costs, (v) suppliers’ and prospective suppliers’ names, addresses and contracts, (vi) future corporate planning data, (vii) production methods and equipment, (viii) marketing strategies, (ix) the Company’s financial results and business condition, (x) any of the foregoing which belong to any other person or company but to which Hillock has had access by reason of his employment with the Company, and (xi) any other information which constitutes a “trade secret” under federal or state law. Such Confidential Information is more fully described in Subparagraph 6.b. Hillock acknowledges that the Confidential Information of the Company gained by Hillock during his association with the Company was developed by and/or for the Company through substantial expenditure of time, effort and money and constitutes valuable and unique property of the Company.

b. Hillock will keep in strict confidence, and will not, directly or indirectly, at any time, disclose, furnish, disseminate, make available, use or suffer to be used in any manner any Confidential Information of the Company without limitation as to when or how Hillock may have acquired such Confidential Information. Hillock specifically acknowledges that Confidential Information includes any and all information, whether reduced to writing (or in a form from which information can be obtained, translated, or derived into reasonably usable form), or maintained in the mind or memory of Hillock and whether compiled or created by the Company, which derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from the disclosure or use of such information, that reasonable efforts have been put forth by the Company to maintain the secrecy of confidential or proprietary or trade secret information, that such information is and will remain the sole property of the Company, and that any retention or use by Hillock of confidential or proprietary or trade secret information after the termination of Hillock’s employment with, and performance of services for, the Company shall constitute a misappropriation of the Company’s Confidential Information.

c. At the Retirement Date, Hillock will immediately return to the Company (to the extent he has not already returned), equipment, software, electronic files, computers, including any laptop, in good condition, all property of the Company, including, without limitation, property, documents and/or all other materials (including copies, reproductions, summaries and/or analyses) which constitute, refer or relate to Confidential Information of the Company. Hillock shall be given his assigned cellular phone, personal computer and printer after the Company has removed all Diebold information and data. Hillock agrees to only use any software provided hereunder in compliance with any applicable software licenses.

d. Hillock further acknowledges that his obligation of confidentiality shall survive, regardless of any other breach of this Agreement or any other agreement, by any party hereto, until and unless such Confidential Information of the Company shall have become, through no fault of Hillock generally known to the public or Hillock is required by law (after providing the Company with notice and opportunity to contest such requirement) to make disclosure. Hillock’s obligations under this Paragraph 6 are in addition to, and not in limitation or preemption of, all other obligations of confidentiality which Hillock may have to the Company under general legal or equitable principles or statutes.

7. Disclosure. From the date of this Agreement through the end of the Severance Period, Hillock will communicate the contents of Paragraphs 4, 5, 6, 8.b, 9, and 12 of this Agreement to any person, firm, association, or corporation other than Diebold which he intends to be employed by, associated in business with, or represent.

8. Breach; Arbitration.

a. If Hillock breaches any of the provisions of this Agreement, then the Company may immediately terminate all remaining payments and benefits described in this Agreement, and in addition, the Company shall be entitled to obtain reimbursement from Hillock of all payments and benefits already provided pursuant to Paragraph 2 of this Agreement, plus any expenses and damages incurred as a result of the breach (including, without limitation, reasonable attorneys’ fees), with the remainder of this Agreement, and all promises and covenants herein, remaining in full force and effect.

(i) The Company will not terminate pursuant to Paragraph 8.a any benefits in which Hillock had vested as of the Retirement Date under the Retirement Plans. Hillock’s COBRA rights, if any, will not be reduced by any action taken by the Company under Paragraph 8.a.

(ii) Hillock may challenge any Company action under Paragraph 8.a.

b. The parties agree that any disputes, controversies, or claims of whatever nature arising out of or relating to this Agreement or breach thereof shall be resolved through binding arbitration before a mutually agreeable arbitrator or arbitrators, in accordance with the applicable rules of the American Arbitration Association; provided, however, that the parties agree that in the event of any alleged breach by Hillock of any of his obligations under Paragraphs 3, 4 and 6 of the Agreement, the arbitration requirements of this Paragraph 8.b shall not apply, and that instead, the Company may elect, in its sole discretion, to seek relief in a court of general jurisdiction in the State of Ohio, and the parties hereby consent to the exclusive jurisdiction of such court. In addition, in connection with any such court action. Hillock acknowledges and agrees that the remedy at law available to the Company for breach by Hillock of any of his obligations under Paragraphs 3, 4, and 6 of this Agreement would be inadequate and that damages flowing from such a breach would not readily be susceptible to being measured in monetary terms. Accordingly, Hillock acknowledges, consents and agrees that, in addition to any other rights or remedies which the Company may have at law, in equity or under this Agreement, upon adequate proof of Hillock’s violation of any provision of Paragraphs 3, 4 or 6 of this Agreement, the Company shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach, without the necessity of proof of actual damage.

9. Continued Availability and Cooperation.

a. Hillock shall cooperate fully with the Company and with the Company’s counsel in connection with any present and future actual or threatened litigation or administrative proceeding involving the Company that relates to events, occurrences or conduct occurring (or claimed to have occurred) during the period of Hillock’s employment by the Company or during the Severance Period. This cooperation by Hillock shall include, but not be limited to:

(i) making himself reasonably available for interviews and discussions with the Company’s counsel as well as for depositions and trial testimony;

(ii) if depositions or trial testimony are to occur, making himself reasonably available and cooperating in the preparation therefor as and to the extent that the Company or the Company’s counsel reasonably requests;

(iii) refraining from impeding in any way the Company’s prosecution or defense of such litigation or administrative proceeding; and

(iv) cooperating fully in the development and presentation of the Company’s prosecution or defense of such litigation or administrative proceeding.

b. Hillock shall be reimbursed by the Company for reasonable travel, lodging, telephone and similar expenses incurred in connection with such cooperation, which the Company shall reasonably endeavor to schedule at times not conflicting with the reasonable requirements of any employer of Hillock, or with the requirements of any third party with whom Hillock has a business relationship permitted hereunder that provides remuneration to Hillock. Hillock shall not unreasonably withhold his availability for such cooperation.

c. Upon the Retirement Date, Hillock will update the Company as to the status of all pending matters for which he was responsible or otherwise involved. During the Severance Period, Hillock will perform such services and provide such consultations as the Company shall reasonably request.

d. The Company agrees to release Hillock and indemnify and hold him harmless against all liability or loss, and against all claims or actions, arising from or connected with his past activities as an employee of the Company to the extent allowed and in a manner consistent with the Company’s Code of Regulations and Ohio law. Notwithstanding the foregoing, the Company will have no obligation to release, indemnify, hold harmless or defend Hillock for any conduct by Hillock alleged to be intentional or willful or that arises from a violation of any statutory prohibition unless such conduct was specifically requested by the Company. Hillock warrants that he has disclosed to the Company all claims and circumstances and potential claims and circumstances that may exist or could reasonably be brought against him concerning his past activities as an employee.

10. Successors and Binding Agreement.

a. This Agreement shall be binding upon and inure to the benefit of the Company and any successor of or to the Company, including, without limitation, any persons acquiring, directly or indirectly, all or substantially all of the business and/or assets of the Company whether by purchase, merger, consolidation, reorganization, or otherwise (and such successor shall thereafter be deemed included in the definition of “the Company” for purposes of this Agreement), but shall not otherwise be assignable or delegable by the Company.

b. This Agreement shall inure to the benefit of and be enforceable by Hillock’s personal or legal representatives, executors, administrators, successors, heirs, distributees, and/or legatees.

c. This Agreement is personal in nature and none of the parties hereto shall, without the consent of the other parties, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Subparagraphs (a) and (b) of this Paragraph 10.

d. This Agreement is intended to be for the exclusive benefit of the parties hereto, and except as provided in Subparagraphs (a) and (b) of this Paragraph 10, no third party shall have any rights hereunder.

11. Non-Disclosure; Statements to Third Parties.

a. All provisions of this Agreement and the circumstances giving rise hereto are and shall remain confidential and shall not be disclosed to any person not a party hereto (other than (i) Hillock’s spouse, if any, (ii) each party’s attorney, financial advisor and/or tax advisor to the extent necessary for such advisor to render appropriate legal, financial and tax advice, and (iii) persons or entities that fall within the scope of Paragraphs 3 and 4 of this Agreement, but only to the extent required thereby), except as necessary to carry out the provisions of this Agreement, and except as may be required by law. Notwithstanding the foregoing, this Agreement may be filed with or provided to the Securities and Exchange Commission or any other governmental instrumentality or agency, including the Internal Revenue Service, if the Company deems such filing or provision to be necessary.

b. Because the purpose of this Agreement is to settle amicably any and all potential disputes or claims among the parties, neither Hillock nor the Company shall, directly or indirectly, make or cause to be made any statements to any third parties criticizing or disparaging the other or commenting on the character or business reputation of the other. Hillock further hereby agrees not: (i) to comment to others concerning the status, plans or prospects of the business of the Company, or (ii) to engage in any act or omission that would be detrimental, financially or otherwise, to the Company, or that would subject the Company to public disrespect, scandal, or ridicule. For purposes of this Subparagraph 11.b, the “Company” shall mean Diebold, Incorporated and its directors, officers, predecessors, parents, subsidiaries, divisions, and related or affiliated companies.

12. Notices. For all purposes of this Agreement, all communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered, addressed to the Company (to the attention of the CEO) at its principal executive offices and to Hillock at his principal residence, 8262 Oxford Chase Circle NW, Massillon, OH 44646, or to such other address as any party may have furnished to the other in writing and in accordance herewith. Notices of change of address shall be effective only upon receipt.

13. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by Hillock and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by any of the parties that are not set forth expressly in this Agreement and every one of them (if, in fact, there have been any) is hereby terminated without liability or any other legal effect whatsoever.

14. Entire Agreement. This Agreement shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof and shall supersede all prior verbal or written agreements, covenants, communications, understandings, commitments, representations or warranties, whether oral or written, by any party hereto or any of its representatives pertaining to such subject matter.

15. Governing Law. Any dispute, controversy, or claim of whatever nature arising out of or relating to this Agreement or breach thereof shall be governed by and under the laws of the State of Ohio.

16. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall nevertheless remain in full force and effect.

17. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Agreement.

18. Captions and Paragraph Headings. Captions and paragraph headings used herein are for convenience and are not part of this Agreement and shall not be used in construing it.

19. Further Assurances. Each party hereto shall execute such additional documents, and do such additional things, as may reasonably be requested by the other party to effectuate the purposes and provisions of this Agreement.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first set forth above.

DIEBOLD, INCORPORATED

/s/Thomas W. Swidarski

Date: June 15, 2006

/s/Michael J. Hillock            Witness: /s/Maryann Hoover
MICHAEL J. HILLOCK
Date: June 12, 2006